Exhibit 99(d)(2)


                          INVESTMENT ADVISORY CONTRACT

                     AB VARIABLE PRODUCTS SERIES FUND, INC.
               AB Multi-Manager Alternative Strategies Portfolio
                          1345 Avenue of the Americas
                            New York, New York 10105

                                                               December 16, 2015


AllianceBernstein L.P.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

      We herewith confirm our agreement with you as follows:

      1. We are an open-end, diversified management investment company registered under the Investment Company Act of 1940 (the "Act"). We are currently authorized to issue separate portfolios of shares and our Directors are authorized to reclassify and issue any unissued shares to any number of additional classes or series each having its own investment objective, policies and restrictions, all as more fully described in the Prospectuses and the Statements of Additional Information constituting parts of the Registration Statement filed on our behalf under the Securities Act of 1933 and the Act. We are engaged in the business of investing and reinvesting our assets in securities of the type and in accordance with the limitations specified in our Articles of Incorporation, By-Laws, Registration Statement filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 and the Act, and any representations made in our Prospectuses and Statements of Additional Information, all in such manner and to such extent as may from time to time be authorized by our Directors. We enclose copies of the documents listed above and will from time to time furnish you with any amendments thereof.

      2. (a) We hereby employ you to manage the investment and reinvestment of the assets in our series designated the AB Multi-Manager Alternative Strategies Portfolio (the "Portfolio"), and, without limiting the generality of the foregoing, to provide management and other services specified below.

         (b) Except to the extent you have delegated investment discretion to one or more permitted sub-advisers as described below, you will make decisions with respect to all purchases and sales of securities in the Portfolio. To carry out such decisions, you are hereby authorized and empowered, as our agent and attorney-in-fact, for the account of the Portfolio and at our risk and in our name, to place orders for the investment and reinvestment of the assets held in the Portfolio. In all purchases, sales and other transactions in securities in the Portfolio you are authorized to exercise full discretion and act for us in the same manner and with the same force

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and effect as we might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions.

         (c) In carrying out any of your responsibilities hereunder, you may employ, retain or otherwise avail yourself of the services of other persons or entities including without limitation, your affiliates, on such terms as you shall determine to be necessary, desirable or appropriate. However, if you chose to retain or avail yourself of the services of another person or entity to manage all or a portion of the assets of the Portfolio (a "Subadviser"), such Subadviser must be (i) registered as an investment adviser under the Investment Advisers Act of 1940, and (ii) retained pursuant to the requirements of Section 15 of the Act and the rules thereunder, as such requirements may be modified by any exemptive order or interpretation issued by the Commission or its staff. Any Subadviser or other person or entity employed or retained by you to perform services shall in no way reduce your responsibilities or obligations hereunder, and shall remain subject to your direction, control and oversight in the performance of such services, and you shall retain overall supervisory responsibility for all aspects of the Portfolio notwithstanding the retention of one or more Subadvisers or other persons or entities.

         (d) You will report to our Directors at each regular meeting thereof on the operations of the Portfolio since the prior report, and will also keep us in touch with important developments affecting the Portfolio and on your own initiative will furnish us from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual companies whose securities are included in the Portfolio, the industries in which they engage, or the conditions prevailing in the economy generally. You will also furnish us with such statistical and analytical information with respect to securities and other positions in the Portfolio as you may believe appropriate or as we reasonably may request. In making purchases and sales of securities in the Portfolio and causing the Portfolio to enter into other transactions, you will bear in mind the policies set from time to time by our Directors as well as the limitations imposed by our Articles of Incorporation and in our Registration Statement under the Securities Act of 1933 and the Act, the limitations in the Act and of the Internal Revenue Code in respect of regulated investment companies and the investment objective, policies and restrictions for the Portfolio.

         (e) It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder. During the continuance of this agreement and at our request you will provide to us persons satisfactory to our Directors to serve as our officers. Nothing contained herein shall be construed to restrict our right to hire our own employees or to contract for services to be performed by third parties. You or your affiliates (other than us) shall also be responsible for the payment of any expenses incurred in promoting the sale of our shares (other than the portion of the promotional expenses to be borne by us in accordance with an effective plan pursuant to Rule 12b-1 under the Act and the costs of printing our prospectuses and other reports to shareholders and fees related to registration with the Commission and with state regulatory authorities).

         (f) Subject to the general supervision of the Directors, you will provide or retain others to provide certain administrative services to the Portfolio. You will, to the extent such services are not required to be performed by others pursuant to the custodian agreement, the transfer agency agreement or such other agreements with service providers to the Portfolio that the Directors shall have approved, (i) provide supervision of all aspects of the Portfolio's operations not referred to in paragraphs (a) through (e) above; (ii) provide the Portfolio with personnel to perform such executive, legal, compliance, operational, risk management, administrative and clerical services as are reasonably necessary to provide effective administration of the Portfolio; (iii) provide such office space, facilities and equipment as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject; (iv) arrange for, at the Portfolio's expense, (A) the preparation for the Portfolio of all required tax returns, (B) the preparation and submission of reports to existing shareholders and regulatory authorities, and (C) the preparation and submission of the Portfolio's prospectuses and statements of additional information and all other documents necessary to fulfill regulatory requirements and maintain registration and qualification of the Portfolio and each class of shares thereof with the SEC and other regulatory authorities; and (v) any other services that are necessary and proper in connection with the performance of the foregoing services.

         (g) You will maintain all books and records with respect to the Portfolio's securities and other transactions required by Rule 31a-1 under the Act (other than those records being maintained by the Portfolio's sub-advisers, custodian, administrator or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 under the Act. You agree that any records that you maintain for the Portfolio shall be our property, and you further agree to surrender promptly to us any such records upon our request.

      3. We hereby confirm that, subject to the foregoing, we shall be responsible and hereby assume the obligation for payment of all our expenses including: (a) payment of the fees payable to you under paragraph (5) hereof;
(b) custody, transfer agency, dividend disbursing and derivative calculation expenses; (c) fees of directors who are not your affiliated persons; (d) legal and auditing expenses; (e) costs of printing our prospectuses and shareholder reports; (f) cost of maintenance of corporate existence; (g) interest charges, taxes, brokerage fees and commissions; (h) costs of stationery and supplies; (i) expenses and fees related to registration and filing with the Commission and with state regulatory authorities; and (j) such promotional expenses as may be contemplated by an effective plan pursuant to Rule 12b-1 under the Act provided, however, that our payment of such promotional expenses shall be in the amounts, and in accordance with the procedures, set forth in such plan.

      4. We shall expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to us or to our security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross

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negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

      5. In consideration of the foregoing, we will pay you monthly on the last day of each month with respect to the Portfolio a fee of 1/12 of 1.90% of the Portfolio's average net assets; provided, however, that your compensation for the period from the date hereof through the last day of the month in which the effective date hereof occurs shall be prorated according to the proportion which such period bears to such full month, and provided further that upon any termination of this agreement before the end of any month, such compensation for the period from the end of the last month ending prior to such termination to the date of termination shall be prorated according to the proportion which such period bears to such full month and shall be payable upon the date of termination. You shall be responsible for payment of the fees of any person or entity employed or retained by you pursuant to paragraph 2(c) hereof.

      6. This agreement (i) shall become effective on December 16, 2015 and shall remain in effect until December 16, 2017 and (ii) shall continue in effect thereafter so long as its continuance is specifically approved at least annually by our Directors or by majority vote of the holders of our outstanding voting securities (as so defined) of the Portfolio, and, in either case, by a majority of our Directors who are not parties to this agreement or interested persons, as defined in the Act, of any such party (other than as our Directors) provided further, however, that if the continuation of this agreement is not approved, you may continue to render to the Portfolio the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. Upon the effectiveness of this agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities (as so defined) of the Portfolio, or by a vote of a majority of our Directors on 60 days' written notice to you, or by you on 60 days' written notice to us.

      7. This agreement may not be transferred, assigned, sold or in any matter hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

      8. (a) Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, or any of the directors of AllianceBernstein Corporation, your general partner, who may also be a director, officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

         (b) You will notify us of any change in the general partners of your partnership within a reasonable time after such change.

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      If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                          Very truly yours,

                                          AB Variable Products Series Fund, Inc.



                                          By:   /s/ Nancy E. Hay
                                                --------------------------------
                                                Name: Nancy E. Hay
                                                Title: Assistant Secretary





Agreed to and accepted December 16, 2015

AllianceBernstein L.P.



By:   /s/ Emilie D. Wrapp
      ----------------------------
      Name: Emilie D. Wrapp
      Title: Assistant Secretary